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                               AMENDMENT NO. 13 TO
                           LOAN AND SECURITY AGREEMENT



          AMENDMENT NO. 13, dated as of May 31, 1996 (this "AMENDMENT") to that certain Loan and Security Agreement dated as of March 5, 1993, as amended by Amendment Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 (collectively, the "LOAN AGREEMENT") among THE PENN TRAFFIC COMPANY ("Penn Traffic"), DAIRY DELL, BIG M SUPERMARKETS, INC. and PENNY CURTISS BAKING COMPANY, INC. (individually, each a "BORROWER" and collectively, the "BORROWERS"), the Lenders listed therein (collectively, the "LENDERS") and FLEET BANK, N.A. (as successor to Natwest USA Credit Corp.), as Agent for the Lenders (in such capacity, the "AGENT"), is made by, between and among the Borrowers, the Agent, and the Lenders. Capitalized terms used herein, except as otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.

          WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Loan Agreement to, among other things, (i) modify the existing Interest Coverage ratio set forth in Section 10.18 of the Loan Agreement;
(ii) modify the Consolidated EBDAIT covenant set forth in Section 10.20 of the Loan Agreement; (iii) modify the Net Cash Flow covenant set forth in
Section 10.23 of the Loan Agreement; (iv) modify the provisions of the Loan Agreement regarding distributions and repurchases of Penn Traffic's capital stock and debt; and (v) modify the interest rate applicable under the Loan Agreement in certain circumstances.

          WHEREAS, the Borrowers, the Agent and the Lenders have agreed to amend the Loan Agreement pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

          1. AMENDMENTS TO LOAN AGREEMENT. The Loan Agreement is hereby amended as of the effective date hereof as follows:

               (i) the definition of "Eurodollar Rate" in Section 1.1 of the Loan Agreement is hereby amended by deleting such definition in its entirety and by substituting, in lieu thereof, the following:
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               "EURODOLLAR RATE" means, for the Interest Period for a Eurodollar
Revolving Loan, a rate per annum equal to the sum of: (a) two and one-quarter percent (2 1/4%); and (b) the rate determined pursuant to the following formula:

               LIBOR
               ------------------------------------
               1 - Eurocurrency Reserve Requirement

PROVIDED, HOWEVER, that during a Reduction Period the Eurodollar Rate shall mean a rate per annum of (a) one-quarter of one percent (1/4%) lower than such rate if the Interest Coverage Ratio was 2.0 to 1 or more, but less than 2.1 to 1 or
(b) one half of one percent (1/2%) lower than such rate if the Interest Coverage Ratio was 2.1 to 1 or more, and PROVIDED, FURTHER, that during an Increase Period the Eurodollar Rate shall mean a rate per annum of one-quarter of one percent (1/4%) higher than such rate;

               (ii) the definition of "Prime-Based Rate" in Section 1.1 of the Loan Agreement is hereby amended by deleting such definition in its entirety and by substituting, in lieu thereof, the following:

               "PRIME-BASED RATE" means the Prime Lending Rate plus one percent (1%), PROVIDED, HOWEVER, that during a Reduction Period, "Prime-Based Rate" means the Prime Lending Rate plus three- quarters of one percent ( 3/4%) if during a Reduction Period the Interest Coverage Ratio was 2.0 to 1 or more but less than 2.1 to 1 or one half of one percent (1/2%) if the Interest Coverage Ratio was 2.1 to 1 or more as the case may be; and PROVIDED, FURTHER, that during an Increase Period the "Prime-Based Rate" means the Prime Lending Rate plus one and one-quarter percent (1 1/4%).

               (iii) Section 1.1 shall be amended by adding the following definition of "INCREASE PERIOD" in proper alphabetical order:

               "INCREASE PERIOD" means each period (x) commencing on the first day of the Fiscal Quarter immediately following a Fiscal Quarter in which the Agent receives a certificate under Section 8.2(e) showing that, for the Coverage Period ending on the last day of the Fiscal Year or Fiscal Quarter to which such certificate relates, the Interest Coverage Ratio was less than the Interest Coverage Requirement for such Coverage Period and (y) continuing until the last day of the first Fiscal Quarter thereafter in which the Agent receives a certificate under Section 8.2(e) showing that, for the Coverage Period ending on the last day of the Fiscal Year or Fiscal Quarter to which such certificate relates, the Interest Coverage Ratio was equal to or


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

greater than the Interest Coverage Requirement for such Coverage Period. As used herein, the term "Interest Coverage Requirement" shall mean for any Coverage Period ending (i) in the Fiscal Year of the Borrower ending on or about January 31, 1997, 1.6 to 1; (ii) in the Fiscal Year of the Borrower ending on or about January 31, 1998, 1.6 to 1; (iii) in the Fiscal Year of the Borrower ending on or about January 31, 1999, 1.65 to 1; (iv) in the Fiscal Year of the Borrower ending on or about January 31, 2000, 1.75 to 1; and (v) in the Fiscal Year of the Borrower ending on or about January 31, 2001, 1.80 to 1.

               (iv) Section 10.6 of the Loan Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

               "10.6     DISTRIBUTIONS.  None of the Borrowers or any of the PT
Stores Group Subsidiaries shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except a PT Stores Group Subsidiary wholly owned by a Borrower may make Distributions to such Borrower. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing, a Borrower may repurchase its capital stock, or options or rights therefor, from an employee in connection with the termination of such employee's employment, so long as the aggregate cumulative amount of all such repurchases by all Borrowers does not exceed $1,000,000 in any Fiscal Year or $4,000,000 from the date hereof through the Commitment Expiration Date. In addition, if no Event or Event of Default has occurred and is continuing, Penn Traffic may repurchase its capital stock on the open market for a fair market value; PROVIDED, HOWEVER, that the aggregate purchase price for all such repurchases during the term of this Agreement shall not exceed $10,000,000; and PROVIDED, FURTHER, that Penn Traffic shall give the Agent written notice within one (1) Business Day of any such repurchase if the purchase price for such repurchase plus the aggregate purchase price for all prior repurchases of the capital stock of Penn Traffic not previously reported shall exceed an aggregate of $1,000,000; and PROVIDED, FURTHER, that no such repurchase may be made in the event that such repurchase would not be permitted under the indentures and other agreements executed in connection with the Senior Notes and the Subordinated Notes; and PROVIDED, FURTHER, that no such repurchase may be made unless, both before and after giving effect to such repurchase under this Section 10.6 and any payments on account of Debt made or to be made on the same day as permitted under
Section 10.9 hereof, Availability shall be at least $75,000,000."


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


               (v) Section 10.9 of the Loan Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

               "10.9     PREPAYMENT.  None of the Borrowers or any of their
Subsidiaries shall voluntarily prepay any Debt, except: (a) the Obligations in accordance with their terms; (b) Debt refinanced with the proceeds of
(i) Permitted Refinancing Debt, (ii) the other Debt permitted by
Section 10.8(1), or (iii) the issuance of any capital stock of a Borrower on or after the Closing Date; PROVIDED, HOWEVER, that no such prepayment under this clause (b) may be made unless, both before and after giving effect to such prepayment and any repurchases of Penn Traffic's capital stock to be made on the same day as permitted under the third sentence of Section 10.6 hereof, Availability shall be at least $75,000,000; (c) a purchase or redemption of Subordinated Notes or Senior Notes, other than with the proceeds of Permitted Refinancing Debt, the other Debt permitted by Section 10.8(1), or capital stock, if the following conditions are met: (i) no Event or Event of Default exists at the time of such purchase or redemption or would exist after giving effect thereto; (ii) all Subordinated Notes or Senior Notes so purchased or redeemed are promptly surrendered for cancellation; (iii) the aggregate cumulative purchase and redemption price paid in connection with all such purchases and redemptions of Subordinated Notes and Senior Notes after the date hereof (exclusive of amounts paid in respect of accrued interest) does not exceed $50,000,000; (iv) a PRO FORMA Interest Coverage Ratio for the Coverage Period ended most recently prior to such purchase or redemption (determined on a basis that assumes that such purchase or redemption, and all other purchases and redemptions during such Coverage Period permitted by any of the provisions of this Agreement, occurred on the first day of such Coverage Period) is not less than 1.8 to 1; and (v) a pro forma calculation based on the assumption that such purchase and redemption, and all other such purchases and redemptions during the period of 12 months ended on the date of such purchase or redemption, had all occurred on the first day of such 12-month period, and that all accrued but unpaid interest at the date of such purchase or redemption was paid in full, indicates that the pro forma Combined Borrowing Capacity at the end of each week during such 12-month period would have exceeded the pro forma aggregate outstanding principal balance of all Revolving Loans at the end of each such week by at least $30,000,000; (d) the Penn Traffic 13 1/2% Subordinated Notes due 1998 that are outstanding on the date hereof; (e) the Debt listed on Exhibit R; and (f) other Debt so long as the aggregate cumulative principal amount prepaid after the date hereof in reliance on this clause does not exceed $5,000,000. On or before sixty (60) days after the Closing Date, Penn Traffic shall have redeemed,


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repurchased or otherwise retired at least $50,000,000 in face amount of the P &
C Senior Subordinated Notes, and on or before September 30, 1993, Penn Traffic shall have redeemed all of the Big Bear Senior Notes that were not tendered pursuant to the tender offer referred to in Section 6.1(g). On or before October 31, 1993 Penn Traffic shall have redeemed, repurchased or otherwise retired all of the P & C Senior Subordinated Notes."

               (vi) Section 10.18 of the Loan Agreement shall be amended by deleting such Section 10.18 in its entirety, and by substituting, in lieu thereof, the following:

               "10.18    INTEREST COVERAGE.  For each Coverage Period, the PT
Stores Group will maintain the Interest Coverage Ratio for such Coverage Period set forth in the following table:

          Each Coverage
          Period Ending In                        Ratio
          ----------------                        -----
          Fiscal Year 1994                        1.55:1
          Fiscal Year 1995                        1.60:1
          Fiscal Year 1996                        1.65:1
          Fiscal Year 1997                        1.45:1
          Fiscal Year 1998                        1.50:1
          Fiscal Year 1999                        1.55:1
          Fiscal Year 2000                        1.65:1
          Fiscal Year 2001                        1.75:1"


               (vii) Section 10.20 of the Loan Agreement shall be amended by deleting such Section 10.20 in its entirety, and by substituting, in lieu thereof, the following:

               "10.20    CONSOLIDATED EBDAIT.  The Borrowers will not permit
Consolidated EBDAIT at the end of each Fiscal Quarter for the four most recent consecutive Fiscal Quarters of the Borrower ending on or prior to the date of determination to be less than:


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

          Fiscal Quarter/Fiscal Year                 Amount
          --------------------------                 ------

          Fourth            1996                  $225,000,000

          First             1997                  $210,000,000
          Second            1997                  $200,000,000
          Third             1997                  $202,500,000
          Fourth            1997                  $205,000,000

          First             1998                  $207,500,000
          Second            1998                  $210,000,000
          Third             1998                  $212,500,000
          Fourth            1998                  $215,000,000

          First             1999                  $218,750,000
          Second            1999                  $222,500,000
          Third             1999                  $226,250,000
          Fourth            1999                  $230,000,000

          First             2000                  $233,750,000
          Second            2000                  $237,500,000
          Third             2000                  $241,250,000
          Fourth            2000                  $245,000,000"


               (viii) Section 10.23 of the Loan Agreement shall be amended by deleting such Section 10.23 in its entirety and by substituting, in lieu thereof, the following:

               "10.23    NET CASH FLOW.  The Borrowers will not permit (i) Net
Cash Flow to be less than negative twenty million dollars (-$20,000,000) for the Fiscal Year ending February 1, 1997 taken as a whole; (ii) Net Cash Flow to be less than zero (0) for


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

the entire two Fiscal Quarter period taken as a whole immediately succeeding any Fiscal Quarter (subsequent to the Fiscal Quarter ended February 1, 1997) during which Availability at any time is less than $75,000,000; or (iii) Net Cash Flow to be less than negative five million dollars (-$5,000,000) for either of the two Fiscal Quarter periods immediately succeeding any Fiscal Quarter (subsequent to the Fiscal Quarter ended February 1, 1997) during which Availability at any time is less than $75,000,000."

          3. REPRESENTATIONS AND WARRANTIES. As an inducement to the Agent and the Lenders to enter into this Amendment, each of the Borrowers hereby represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders as follows:

               (a) It has the power and authority to enter into this Amendment and has taken all corporate action required to authorize its execution, delivery, and performance of this Amendment. This Amendment has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms. The execution, delivery, and performance of this Amendment will not violate its certificate of incorporation or by-laws or any agreement or legal requirements binding upon it.

               (b) As of the date hereof and after giving effect to the terms of this Amendment: (i) the Loan Agreement is in full force and effect and constitutes a binding obligation of the Borrowers, enforceable against the Borrowers and owing in accordance with its terms; (ii) the Obligations are due and owing by the Borrowers in accordance with their terms; and (iii) Borrowers have no defense to or setoff, counterclaim, or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

               (c) The Obligations under the Loan Agreement as amended by this Amendment constitute "Senior Indebtedness" as defined under the indentures relating to the Senior Notes and to the Subordinated Notes.

          4. NO IMPLIED AMENDMENTS. Except as expressly provided herein, the Loan Agreement and the other Loan Documents are not amended or otherwise affected in any way by this Amendment.


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

          5. ENTIRE AGREEMENT; MODIFICATIONS; BINDING EFFECT. This Amendment constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written understandings about such matter. Each of the Borrowers confirms that, in entering into this Amendment, it did not rely upon any agreement, representation, or warranty by the Agent or any Lender except those expressly set forth herein. No modification, rescission, waiver, release, or amendment of any provision of this Amendment may be made except by a written agreement signed by the parties hereto. The provisions of this Amendment are binding upon and inure to the benefit of the representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein or obligation hereunder may be assigned by any Borrower without the prior written consent of the Required Lenders.

          6. EFFECTIVE DATE. This Agreement shall become effective upon compliance with the conditions set forth immediately below:

               (i) No Event or Event of Default shall have occurred and there shall have been no material adverse change in the business or financial condition of any of the Borrowers.

              (ii) The Borrowers shall deliver to the Agent for the benefit of the Lenders an opinion of Borrowers' counsel in form and substance satisfactory to the Agent and its counsel (which opinion shall cover such matters as the Agent may reasonably request, including a statement that the Obligations under the Loan Agreement as amended by this Amendment constitute "Senior Indebtedness" as defined under the indentures relating to the Senior Notes and to the Subordinated Notes).

             (iii) The Borrowers shall deliver to the Agent a certificate of the Borrowers' Chief Executive or Chief Financial Officer with respect to Section (i) above and such other instruments and documents as the Agent shall reasonably request.

              (iv) The Agent shall have received an original counterpart of this Amendment, duly executed and delivered by the Borrowers and the Required Lenders.

               (v) The Agent shall have received payment of an amendment fee in the amount of $250,000 for the benefit of the Lenders.


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

          7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and by each party in separate counterparts, each of which is an original, but all of which shall together constitute one and the same agreement.


          8. GOVERNING LAW. This Amendment is deemed to have been made in the State of New York and is governed by and interpreted in accordance with the laws of such state, provided that no doctrine of choice of law (except as may be applicable under the UCC with respect to the Security Interest) shall be used to apply the laws of any other state or jurisdiction.

          IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.


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